Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 18, 2024 with respect to the consolidated financial statements of Durango Permian LLC included in current report on Form 8-K/A of Kinetik Holdings Inc. filed August 30, 2024, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

March 21, 2025